Exhibit 8

EXECUTION VERSION

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

dated as of March 20, 2008

by and between

WOLVERINE TUBE, INC.

and

THE ALPINE GROUP, INC.

i

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

This Series B Preferred Stock Purchase Agreement (this “Agreement”) is entered into and dated as of March 20, 2008 (the “Closing Date”), by and between WOLVERINE TUBE, INC., a corporation incorporated under the laws of the state of Delaware (the “Company”), and THE ALPINE GROUP, INC., a corporation incorporated under the laws of the State of Delaware (the “Purchaser,” and together with the Company, the “Parties” and each, individually, a “Party”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act, as amended, and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.

WHEREAS, the Company has authorized a new series of convertible preferred stock designated as the Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”), having the rights, preferences, privileges and restrictions set forth in the Series B Preferred Stock Certificate of Designations (the “Series B Certificate of Designations”), attached hereto as Exhibit A, which Series B Preferred Stock shall be convertible into the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) in accordance with the terms of the Series B Certificate of Designations.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, capitalized terms used herein shall have the meanings set forth in Annex A hereto:

ARTICLE II

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 10,000 Shares for a purchase price of $1,000 per Share and an aggregate purchase price of $10,000,000 (the “Aggregate Purchase Price”). The Closing shall take place at the New York offices of Purchaser Counsel at 10:00 a.m. local time, on the Closing Date.

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) a certificate representing 10,000 Shares registered in the name of the Purchaser;

(ii) evidence that the Series B Certificate of Designations has been filed with the Secretary of State of the State of Delaware and become effective on or prior to the Closing Date;

(iii) the Series B Preferred Stock Registration Rights Agreement, duly executed by the Company;

(iv) the Series A Holders Consent, duly executed by Plainfield, Alkest and the Company;

(v) the Stockholders’ Agreement Supplement, duly executed by PSSMF and Alkest;

(vi) the Voting Agreement Amendment, duly executed by the Company, PSSMF and Alkest;

(vii) the legal opinion of Company Counsel, in the form of Exhibit F-1, executed by such counsel and the legal opinion of in-house counsel of the Company in the form of Exhibit F-2, executed by such counsel;

(viii) a certificate dated as of the Closing Date and signed by the Chief Executive Officer of the Company certifying that no Bankruptcy Event (as such term is defined in the Series B Certificate of Designations) has occurred;

(ix) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to: (A) the signatures and titles of the officers of the Company executing each of the Transaction Documents to which the Company is a party; and (B) resolutions of the Board authorizing and approving all matters in connection with the Transaction Documents to which the Company is a party and the Transactions;

(x) a cash fee in the amount of $100,000;

(xi) the Company shall have delivered evidence reasonably satisfactory to the Purchaser that the Company has obtained amendments (collectively, the “Facilities Amendments”) to certain provisions of the Amended and Restated Credit Agreement among the Company and its U.S. subsidiaries, the lenders named therein and Wachovia Bank, National Association (“Wachovia”), as administrative agent, as amended (the “Revolving Credit Facility”), and the Amended and Restated Receivables Purchase Agreement and the Receivables Sales Agreement among the Company, Wachovia and the other parties thereto, each as amended (collectively, the “Receivables Credit Facility”), in each case on terms reasonably satisfactory to the Purchaser;

(xii) the Company shall have delivered to the Purchaser a letter confirming its intention to seek approval of the Series A Amendment (as such term is defined in the Series A Holders Consent) as soon as it may practically do so; and

(xiii) any other documents reasonably requested by the Purchaser or Purchaser Counsel.

(b) At the Closing, the Purchaser or an authorized officer thereof shall deliver or cause to be delivered to the Company the following: (i) the Aggregate Purchase Price, in U.S. Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose; and (ii) each Transaction Document (including the Series B Preferred Stock Registration Rights Agreement, the Series A Holders Consent, the Stockholders’ Agreement Supplement and the Voting Agreement Amendment) to which the Purchaser is a signatory, duly executed by the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the Closing as follows:

(a) Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations under the Transaction Documents to which the Company is a party. The execution and delivery of each of the Transaction Documents to which the Company is a party by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board or, subject to approval of the Transactions by the Series A Holders, its stockholders. Each Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) No Conflicts. The execution, delivery and performance of the Transaction Documents to which the Company is a party by the Company and the consummation of the Transactions do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected after giving effect to the Series A Holders Consent and the Facilities Amendments (except for such conflicts, defaults, rights or violations as would not have a Material Adverse Effect), or (iii) result in a violation of any Law.

(c) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution or delivery by the Company of the Transaction Documents or the consummation of the Transactions, other than (i) approval of the Transactions by the Series A Holders; (ii) the filing of the Series B Certificate of Designations pursuant to Section 2.2(a)(ii); (iii) the filing with the Commission and the effectiveness of the registration statement pursuant to the Series B Preferred Stock Registration Rights Agreement; (iv) applicable Blue Sky filings; and (v) the consents, amendments and acknowledgements contemplated by Sections 2.2(a)(iv) and 2.2(a)(xi).

(d) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights or similar rights of stockholders. The Company has authorized and has reserved, and covenants to continue to reserve, a number of shares of Common Stock equal to at least the number of shares of Common Shares issuable upon conversion of the Shares and in satisfaction of any other obligation or right of the Company to issue Common Shares pursuant to the Transaction Documents, and in each case, any securities issued or issuable in exchange for or in respect of such securities (the “Underlying Shares”). The issuance of the Securities to the Purchaser will not subject the Purchaser to any liability or obligation of any kind in respect of or relating to the operation of the business of the Company.

(e) Certain Fees. Except as provided in Section 6.3 and as set forth in Schedule 3.1(e), no brokerage or finder’s fees or commissions are or will be payable by the Company based on arrangements made by the Company or any of its Affiliates or any Person on behalf of any of them to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions. The Purchaser shall not have any obligation based on any arrangements made by the Company or any of its Affiliates or any Person on behalf of any of them for fees or claimed fees of a type contemplated in this Section 3.1(e) that may be due in connection with the Transactions. The Company shall indemnify and hold harmless the Purchaser, its respective employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, Losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any claimed or existing fees that are based on arrangements made by the Company or any of its Affiliates or any Person on behalf of any of them, as such fees and expenses are incurred.

(f) Private Placement. Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Securities as contemplated hereby, or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable Law or stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market.

(g) Disclosure. The Company has provided all information requested by the Purchaser or its representatives and has not knowingly omitted to provide any materials relating to any such request.

3.2 Disclaimer of Other Representations and Warranties.

THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

3.3 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Closing as follows:

(a) Organization; Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Purchaser and no further consent or action is required by the Purchaser in connection with the execution and delivery. Each of the Transaction Documents to which the Purchaser is a party has been duly executed by the Purchaser and, when delivered by the Purchaser in accordance with terms hereof will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(b) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation of the Transactions do not and will not conflict with or violate any provision of the Purchaser’s certificate of incorporation or bylaws.

(c) Filings, Consents and Approvals. The Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution or delivery by the Purchaser of the Transaction Documents to which it is a party or the consummation of the Transactions.

(d) Investment Intent. The Purchaser is acquiring the Securities as principal for its own account for investment purposes and not with a view to distributing or reselling such Securities or any part thereof in violation of applicable securities laws, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Securities for any period of time. The Purchaser understands that the Securities have not been registered under the Securities Act, and therefore the Securities may not be sold, assigned or transferred in the U.S. other than pursuant to (i) an effective registration statement under the Securities Act or (ii) an exemption from such registration requirements. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

(e) Certain Fees. Except as provided in Section 6.3, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser based on any arrangements made by the Purchaser or any of its Affiliates or any Person on behalf of any of them to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions. The Company shall not have any obligation based on any arrangements made by the Purchaser or any of its Affiliates or any Person on behalf of any of them for fees or claimed fees of a type contemplated in this Section 3.3(e) that may be due in connection with the Transactions. The Purchaser shall indemnify and hold harmless the Company, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, Losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any claimed or existing fees based on any arrangement made by such Purchaser or any of its Affiliates or any Person on behalf of any of them, as such fees and expenses are incurred.

(f) Purchaser Status. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(g) General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(h) Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company or pursuant to Rule 144, except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, any transfer of Securities by the Purchaser to an Affiliate of the Purchaser.

(b) The Purchaser agrees to the imprinting on any certificate evidencing Securities, except as otherwise permitted by Section 4.1(c), of a restrictive legend in substantially the form as follows, together with any additional legend required by (i) any applicable state securities laws and (ii) any Trading Market upon which such Securities may be listed:

“THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A) UNDER THE SECURITIES ACT IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

(c) Certificates evidencing Securities shall not be required to contain such legend or any other legend (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, and (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). Following the Effectiveness Date (as such term is defined in the Series B Preferred Stock Registration Rights Agreement) or at such earlier time as a legend is no longer required for certain Securities, the Company will, no later than three (3) Trading Days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to the Purchaser a certificate representing such Securities that is free from all restrictive and other legends. Except as may be required to comply with a change in law, the Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 4.1(c).

(d) The Company acknowledges and agrees that the Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement or other loan or financing arrangement secured by the Securities and, if required under the terms of such agreement, loan or arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. From and after the Effectiveness Date, at the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of “Selling Stockholders” thereunder.

4.2 Furnishing of Information. The Company covenants that it will take such action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act, within the limitations of the exemptions provided by Rule 144.

4.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Trading Market.

4.4 Indemnification. (a) To the fullest extent lawful, subject to the limitations in Section 4.4(b), the Company shall indemnify and hold harmless the Purchaser and Related Persons from and against any and all Losses, as incurred, directly or indirectly arising out of, based upon or relating to (i) any breach by the Company of any of the representations, warranties, covenants or other agreements made by the Company in any of the Transaction Documents, or any allegation by a third party that, if true, would constitute such a breach, or (ii) any Proceeding brought by or against any Person, directly or indirectly, in connection with or as a result of any of the Transactions. The indemnification and expense reimbursement obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any of the respective successors, assigns, heirs and personal representatives of the Purchaser and any such Related Persons. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable Law, the Company shall pay or reimburse the Purchaser on demand for all costs of collection and enforcement incurred by the Purchaser (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchaser on demand for all costs of the Purchaser incurred (i) in enforcing the indemnification obligations in this Section 4.4, and (ii) in connection with the amendment, modification or supplementation of any Transaction Document.

(b) The Company shall not be required to indemnify any Purchaser or any Related Persons for any Persons pursuant to Section 4.4(a)(i) for Losses arising from breaches of representations, warranties, covenants or other agreements made by the Company (i) unless the aggregate of all Losses for which the Company would, but for this Section 4.4(b)(i), be liable exceeds $100,000 on a cumulative basis (and then from the first dollar); and (ii) to the extent such Losses are in excess of the aggregate proceeds to the Company paid by the Purchaser under all of the provisions of this Agreement. The amount of any Losses incurred by the Purchaser or any Related Person shall be reduced by the net amount the Purchaser or Related Party receives (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer of the Company pursuant to a policy held by the Company or other party liable for such Losses.

ARTICLE V

CONDITIONS

5.1 [Omitted].

ARTICLE VI

MISCELLANEOUS

6.1 [Omitted].

6.2 [Omitted].

6.3 Fees and Expenses. The Company shall pay to the Purchaser upon the Closing the legal, accounting, consulting, travel and all other out-of-pocket expenses incurred by the Purchaser and Purchaser Counsel in connection with the preparation and negotiation of the Transaction Documents and otherwise in connection with the Transactions (the “Fees and Expenses”). The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

6.4 [Omitted].

6.5 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto and the other agreements referenced herein or therein, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, each Party will execute and deliver to the other Party such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents. Each Party acknowledges that the other Party has made any representations, warranties, promises or commitments other than as set forth in the Transaction Documents, including any promises or commitments for any additional investment by such Party.

6.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 6.6 prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to the Company:	WOLVERINE TUBE, INC.
200 Clinton Avenue West, Suite 1000 Huntsville, Alabama 35801
Attn: David Owen Phone: (256) 580-3500 Fax: (256) 580-3996

If to a Purchaser:	To the address set forth under the Purchaser’s name on the signature pages attached hereto.

In each case, with a copy (which shall not constitute notice) to:	Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Facsimile No.: (212) 969-2900
	Attn:	Ronald R. Papa, Esq. and Adam J. Kansler, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person by two (2) Trading Days’ prior notice to the other party in accordance with this Section 6.6.

6.7 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, or, in the case of a waiver, by the Purchaser. Any waiver executed by the Purchaser shall be binding on the Company and all holders of Securities. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.8 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against either Party. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, except as expressly provided in Section 4.4, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

6.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may from time to time assign its rights under this Agreement to any Person or Persons to whom such Purchaser assigns or transfers any Securities; provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof and of the applicable Transaction Documents that apply to the “Purchaser.”

6.10 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Related Person is an intended third party beneficiary of Section 4.4 and (in each case) may enforce the provisions thereof directly against the parties with obligations thereunder.

6.11 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the Transactions (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any of the Transactions (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by applicable Law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any Proceeding arising out of or relating to any of the Transaction Documents or the Transactions. If any party shall commence a Proceeding to enforce any provisions of any Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.12 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable.

6.13 Execution. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.14 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.15 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in Common Shares or Common Share Equivalents, combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

IN WITNESS WHEREOF, the parties hereto have caused this Series B Preferred Stock Purchase Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Chief Financial Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE OF PURCHASER FOLLOWS.]

PURCHASER:

THE ALPINE GROUP, INC.

By:	/s/ K. Mitchell Posner
Name:	K. Mitchell Posner
Title:	Executive Vice President

Address for Notice:

One Meadowlands Plaza
East Rutherford, New Jersey
Phone: (201) 549-4400
Fax: (201) 549-4428
Attn: Steven S. Elbaum

ANNEX A

to

Series B Preferred Stock Purchase Agreement

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.1.

“Alkest” means Alkest, LLC, a Delaware limited liability company.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” has the meaning set forth in the Preamble.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Share Equivalents” has the meaning ascribed thereto in the Series B Certificate of Designations.

“Common Shares” means the shares of Common Stock of the Company and any securities into which such shares may hereafter be reclassified.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company Counsel” means, collectively, (i) Jennifer Brinkley, Esq., the Company’s General Counsel, and Balch & Bingham LLP, counsel to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities Amendments” has the meaning set forth in Section 2.2(a)(xi).

“Fees and Expenses” has the meaning set forth in Section 6.3.

“Governmental Authority” means any government or quasi-governmental or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality, self-regulatory entity or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Laws” means any federal, state, local, municipal or other law, common law, rule, regulation, order, judgment, injunction, decree, code, ordinance, ruling, policy, guideline or common, decision, arbitral or administrative law or principle of law or equity or other restriction of any Governmental Authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, and any other expenses of litigation or other Proceedings (including costs of investigation, preparation and travel) or of any default or assessment), but not including punitive damages unless such punitive damages are awarded to a Person in a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, circumstance, violation, development or change, that, individually or in the aggregate with any other event, occurrence, fact, circumstance, violation, development or change, has had or could reasonably be expected to have: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material impairment of the Company’s or any Subsidiary’s ability to perform fully on a timely basis its obligations under any Transaction Document; provided, however, that “Material Adverse Effect” shall exclude any such effect arising out of or in connection with: (A) general economic or business conditions or changes therein, including changes in interest or currency rates or commodity prices, or any act of terrorism, similar calamity or war or any escalation or worsening of the same; provided that in each case no such condition, change or act disproportionately affects the Company; or (B) the negotiation, execution, announcement or existence or terms of this Agreement or the performance of this Agreement or the consummation of the transactions contemplated hereby (including any occurrence or condition arising out of the identity of or facts relating to the Purchaser).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority (or an agency or subdivision thereof) or other entity of any kind.

“Plainfield” means Plainfield Asset Management LLC and any permitted successor or assignee thereof.

“Proceeding” means an action, claim, suit, grievance, arbitration, complaint, inquiry, notice of violation, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“PSSMF” means Plainfield Special Situations Master Fund Limited, a Cayman Island entity.

“Purchaser Counsel” means Proskauer Rose LLP, counsel to the Purchaser.

“Related Person” means any Affiliate of the Purchaser and any officer, director, partner, advisor, controlling person, employee or agent of the Purchaser or any of their respective Affiliates.

“Rule 144” and “Rule 424” means Rule 144 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Shares and the Underlying Shares issued or issuable (as applicable) to the Purchaser pursuant to the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Certificate of Designations” means the Certificate of Designations of Series A Preferred Stock of the Company.

“Series A Holders” means holders of the Series A Preferred Stock.

“Series A Holders Consent” means that certain Series A Holders Consent and Agreement, dated as of the Closing Date, by and among the Series A Holders, the Company and the Purchaser, substantially in the form of Exhibit C, as the same may be amended, modified or supplemented from time to time.

“Series A Preferred Stock” means the series of convertible preferred stock of the Company designated as the Series A Preferred Stock in the Series A Certificate of Designations.

“Series B Certificate of Designations” has the meaning set forth in the recitals to this Agreement.

“Series B Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Series B Preferred Stock Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Closing Date, by and between the Company and the Purchaser, substantially in the form of Exhibit B, as the same may be amended, modified or supplemented from time to time.

“Shares” means the shares of Series B Preferred Stock which are being purchased by the Purchaser pursuant to this Agreement.

“Stockholders’ Agreement Supplement” means that certain Stockholders’ Agreement Supplement, dated as of the Closing Date, by and among Purchaser, PSSMF and Alkest, substantially in the form of Exhibit D, as the same may be amended, modified or supplemented from time to time.

“Subsidiary” means any corporation (or other legal entity) of which at least a majority of the outstanding capital stock having voting power under ordinary circumstances to elect directors of such corporation shall at the time be held, directly or indirectly, by the Company, by the Company and one or more Subsidiaries or by one or more Subsidiaries.

“Third Party Claim” means the assertion of any claim or demand made by, or any action, proceeding or investigation instituted by, any Person not a party to this Agreement.

“Trading Day” means (a) any day on which the Common Shares are listed or quoted and traded on a Trading Market, or (b) if the Common Shares are not then listed or quoted and traded on a Trading Market, then any Business Day.

“Trading Market” means the New York Stock Exchange or, at any time the Common Shares are not listed for trading on the New York Stock Exchange, any other national securities exchange, other trading market or quotation system, if the Common Shares are then listed or quoted on such exchange, market or system.

“Transaction Documents” means this Agreement, the Series B Certificate of Designations, the Securities, the Series B Preferred Stock Registration Rights Agreement, the Voting Agreement Amendment, the Stockholders’ Agreement Supplement, the Series A Holders Consent and any other documents or agreements executed in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Underlying Shares” has the meaning set forth in Section 3.1(d).

“U.S.” means the United States of America.

“Voting Agreement Amendment” means that certain Voting Agreement Amendment, dated as of the Closing Date, by and among the Company, the Purchaser, PSSMF and Alkest, substantially in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time.

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